Exhibit 99.1

INVESTOR RELATIONS:
John Merriwether, 866-248-3872
InvestorRelations@amctheatres.com

MEDIA CONTACTS:
Ryan Noonan, (913) 213-2183
rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Announces

Record Third Quarter 2015 Results

Guest Experience Initiatives Help Drive 21% Increase in Adjusted EBITDA

LEAWOOD, KANSAS - (November 2, 2015) — AMC Entertainment Holdings, Inc. (NYSE:AMC) (“AMC” or “the Company”), one of the world’s leading theatrical exhibition companies and an industry leader in innovation and operational excellence, today reported results for the third quarter ended September 30, 2015.

Highlights for the third quarter 2015 include the following:

•                  Total revenues were $688.8 million compared to total revenues of $633.9 million for the three months ended September 30, 2014.

•                  Admissions revenues were $441.3 million compared to $417.4 million for the same period a year ago. Attendance grew 7.4% to 47.3 million.

•                  Food and beverage revenues were a third quarter record $216.8 million, compared to $189.1 million for the quarter ended September 30, 2014. Food and beverage revenues per patron increased 6.8% to a third quarter record $4.58.

•                  Adjusted EBITDA(1) was $109.0 million and Adjusted EBITDA Margin(1) was 15.8%, compared to $90.1 million and 14.2%, respectively, for the three months ended September 30, 2014.

•                  Net earnings and diluted earnings per share were $12.2 million and $0.12 respectively, compared to $7.4 million and $0.08, respectively, for the three months ended September 30, 2014.

“We are extremely pleased to report our strong third quarter results which we believe reflect the importance and success of our strategic focus to enhance the guest experience at our theatres,” said Craig Ramsey, AMC interim chief executive officer and chief financial officer.  “Whether it’s the comfort and convenience of our recliner reseats and reserved seating, the variety and accessibility of enhanced food and beverage offerings or the richness of our premium sight and sound experience, we believe that through relentless innovation, the AMC guest experience differentiates us from our competition and is driving our third quarter record $4.58 food and beverage revenue per patron and our 21% increase in Adjusted EBITDA.  We are excited about what the future holds for AMC.”

(1)         (Reconciliations and definitions of non-GAAP financial measures are provided in the financial schedules accompanying this press release.)

CFO Commentary

Commentary on the quarter by Craig Ramsey, AMC’s interim chief executive officer and chief financial officer, is available at http://investor.amctheatres.com

Conference Call / Webcast Information

The Company will host a conference call via webcast for investors and other interested parties beginning at 4:00 p.m. CDT/5:00 p.m. EDT on Monday, November 2, 2015. To listen to the conference call via the internet, please visit the investor relations section of the AMC website at http://investor.amctheatres.com for a link to the webcast.  Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

Participants may also listen to the call by dialing (877) 407-3982, or (201) 493-6780 for international participants.

A podcast and archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC (NYSE:AMC) is the guest experience leader with 348 locations and 4,937 screens located primarily in the United States. AMC has propelled innovation in the theatrical exhibition industry and continues today by delivering more comfort and convenience, enhanced food & beverage, greater engagement and loyalty, premium sight & sound, and targeted programming. AMC operates the most productive theatres in the country’s top markets, including No. 1 market share in the top three markets (NY, LA, Chicago). www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com.  We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for E-mail Alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “estimate,” “will,” “project,” “intend,” “expect,” “should,” “believe,” “continue,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  These forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, execution risks related to our pending acquisition, including obtaining regulatory approvals and satisfying closing conditions; our ability to achieve expected synergies from our pending acquisition; our ability to realize expected benefits from our pending acquisition; decreased supply, quality and performance of, and delays in our access to, motion pictures; risks relating to our significant indebtedness; our ability to utilize net operating loss carry forwards to reduce future tax liability; increased competition in the geographic areas in which we operate and from alternative film delivery methods and other forms of entertainment; continued effectiveness of our strategic initiatives; the impact of shorter theatrical exclusive release windows; our ability to attract and retain senior executives and other key personnel; the impact of governmental regulation, including anti-trust review of our acquisition opportunities and investigations concerning potentially anticompetitive conduct, including film clearances and participation in certain joint ventures; unexpected delays and costs related to our optimization of our theatre circuit; and failures, unavailability or security breaches of our information systems.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2015, and our other public filings. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Fiscal Periods Ended 9/30/15 and 9/30/14

(dollars in thousands, except per share data)

(Unaudited)

	Quarter Ended		Three Quarters Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues
Admissions	$441,262	$417,448	$1,393,338	$1,305,135
Food and beverage	216,764	189,065	667,804	582,426
Other theatre	30,814	27,391	101,901	95,674

Total revenues	688,840	633,904	2,163,043	1,983,235

Operating costs and expenses
Film exhibition costs	233,390	220,608	751,894	689,928
Food and beverage costs	31,080	27,209	95,395	82,673
Operating expense	195,505	177,949	588,177	546,925
Rent	115,861	112,258	348,804	341,063
General and administrative:
Merger, acquisition and transaction costs	751	78	2,590	1,012
Other	18,706	12,961	41,384	46,330
Depreciation and amortization	58,008	54,327	173,034	160,854

Operating costs and expenses	653,301	605,390	2,001,278	1,868,785

Operating income	35,539	28,514	161,765	114,450
Other expense (income)
Other expense (income)	—	(11)	9,273	(8,397)
Interest expense:
Corporate borrowings	22,682	26,897	73,478	84,544
Capital and financing lease obligations	2,286	2,448	6,990	7,459
Equity in earnings of non-consolidated entities	(10,850)	(13,087)	(21,536)	(17,300)
Investment expense (income)	163	181	(5,039)	(7,504)

Total other expense	14,281	16,428	63,166	58,802

Earnings from continuing operations before income taxes	21,258	12,086	98,599	55,648
Income tax provision	9,080	4,710	36,360	21,700

Earnings from continuing operations	12,178	7,376	62,239	33,948
Gain from discontinued operations, net of income taxes	—	—	—	313

Net earnings	$12,178	$7,376	$62,239	$34,261

Diluted earnings per share:
Earnings from continuing operations	$0.12	$0.08	$0.63	$0.35
Earnings from discontinued operations	—	—	—	—
Net earnings per share	$0.12	$0.08	$0.63	$0.35

Average shares outstanding diluted	98,073	97,628	98,024	97,628

Balance Sheet Data (at period end):

(dollars in thousands)

(unaudited)

	As of
	September 30,	December 31,
	2015	2014
Cash and equivalents	$97,939	$218,206
Corporate borrowings	1,756,395	1,791,005
Other long-term liabilities	438,944	419,717
Capital and financing lease obligations	103,893	109,258
Stockholders’ equity	1,513,934	1,512,732
Total assets	4,667,160	4,763,732

Other Data:

(in thousands, except operating data)

(unaudited)

	Quarter Ended		Three Quarters Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net cash provided by operating activities	16,310	12,342	209,225	118,590
Capital expenditures	(71,817)	(67,760)	(215,574)	(182,968)
Screen additions	—	—	12	12
Screen acquisitions	—	18	40	30
Screen dispositions	—	—	—	26
Construction openings (closures), net	(94)	(27)	(62)	(33)
Average screens-continuing operations	4,916	4,878	4,914	4,870
Number of screens operated	4,937	4,946	4,937	4,946
Number of theatres operated	348	342	348	342
Screens per theatre	14.2	14.5	14.2	14.5
Attendance (in thousands) -continuing operations	47,298	44,048	145,874	139,012

Reconciliation of Adjusted EBITDA:

(dollars in thousands)

(unaudited)

	Quarter Ended		Three Quarters Ended
	September 30,		September 30,
	2015	2014	2015	2014
Earnings from continuing operations	$12,178	$7,376	$62,239	$33,948
Plus:
Income tax provision	9,080	4,710	36,360	21,700
Interest expense	24,968	29,345	80,468	92,003
Depreciation and amortization	58,008	54,327	173,034	160,854
Certain operating expenses (2)	3,899	3,587	11,313	17,725
Equity in earnings of non-consolidated entities	(10,850)	(13,087)	(21,536)	(17,300)
Cash distributions from non-consolidated entities	8,557	5,140	24,328	23,758
Investment expense (income)	163	181	(5,039)	(7,504)
Other expense (income) (3)	—	(11)	9,273	(8,397)
General and administrative expense-unallocated:
Merger, acquisition and transaction costs	751	78	2,590	1,012
Stock-based compensation expense (credit) (4)	2,199	(1,596)	9,377	6,072
Adjusted EBITDA (1)	$108,953	$90,050	$382,407	$323,871
Adjusted EBITDA Margin (5)	15.8%	14.2%	17.7%	16.3%

(1)We present Adjusted EBITDA as a supplemental measure of our performance that is commonly used in our industry. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.  Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt.  Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

• does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

• does not reflect changes in, or cash requirements for, our working capital needs;

• does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

• excludes income tax payments that represent a reduction in cash available to us;  and

• does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

(2) Amounts represent preopening expense, theatre and other closure expense, deferred digital equipment rent expense, and disposition of assets and other gains included in operating expenses.

(3) Other expense for the three quarters ended September 30, 2015 was due to a net loss on extinguishment of indebtedness related to the cash tender offer and redemption of the Notes due 2020.  Other income for the three quarters ended September 30, 2014 was due to net gains on extinguishment of indebtedness related to the cash tender offer and redemption of the Notes due 2019.

(4) Non-cash expense (credit) included in General and Administrative: Other

(5) We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Total Revenues.

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